Exhibit 5.1

December 3, 2024

LogProstyle Inc.

3-6-23 Kitaaoyama, Minato-ku,

Tokyo, 107-0061 Japan

Re:	LogProstyle Inc.

Ladies and Gentlemen:

We act as Japanese legal counsel to LogProstyle Inc., a corporation incorporated under the laws of Japan (the “Company”), in connection with (i) a public offering by the Company of new common shares of the Company (the “New Shares,” and the common shares of the Company in general, the “Shares”) of up to 2,875,000 Shares (including 375,000 Shares subject to the underwriters’ exercise of their over-allotment option) and in accordance with an underwriting agreement to be entered into by the underwriters named therein and the Company; and (ii) a resale by Mr. Yasuyuki Nozawa (the “Selling Shareholder”) of up to 434,000 Shares which are presently issued and outstanding (the “Resale Shares”) , as described in the Company’s registration statement on Form F-1 (including all exhibits thereto and as amended from time to time, the “Registration Statement”), as filed by the Company with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended (the “Securities Act”) .

For the purposes of this opinion letter, we have examined originals and/or photostatic copies of such documents as we have deemed relevant. In conducting our examination, we have assumed, without independent verification, the legitimacy of all signatures, the legal capacity of each party thereto, the authenticity of all the documents submitted to us as originals, the conformity to the originals of all the documents submitted to us, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion letter, we have assumed that the Shares will be offered in the manner and on the terms and conditions described or referred to in the Registration Statement.

This opinion letter is limited solely to the matters expressly set forth herein. Our opinions expressed herein are limited only to the laws of Japan, and we do not purport to express or imply any opinion with respect to the applicability or effect of the laws of any other jurisdiction. We express no opinion concerning, and assume no responsibility as to, laws or judicial decisions related to any United States federal laws, rules or regulations, including but not limited to any United States federal securities laws, rules or regulations, or any United States state securities or “blue sky” laws, rules or regulations.

Based upon and subject to the foregoing, and having regard to legal considerations and other information we have deemed relevant, we are of the view that the New Shares and Resale Shares have been duly and validly authorized, that when the New Shares are issued and delivered in exchange for payment in full to the Company of all considerations required therefor, in the manner and on the terms and conditions described in the Registration Statement and in accordance with the proceedings described therein, all the New Shares will be duly and validly issued, fully paid and non-assessable, and that the Resale Shares proposed for resale by the Selling Shareholder are validly issued, fully paid and non-assessable.

We hereby consent to the reference to our firm’s name under the captions of “Enforceability of Civil Liabilities” and “Legal Matters” in the Registration Statement and the use of this opinion letter as an exhibit to the Registration Statement. Despite such consent, we do not admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Sincerely yours,

/s/ TMI Associates